Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-281687 on Form N-2 of our report dated February 26, 2026, relating to the financial statements and financial highlights of Blackstone Private Multi-Asset Credit and Income Fund (the “Fund”) appearing in Form N-CSR of the Fund for the period ended December 31, 2025, and to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and “Financial Statements” in the Prospectus, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
New York, New York
April 28, 2026